Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the inclusion in the Registration Statement on Form S-4 of MACOM Technology Solutions Holdings, Inc. (the “Registration Statement”) of our opinion letter, dated November 20, 2016, to the Board of Directors of Applied Micro Circuits Corporation, which is included as Annex C to the prospectus/offer which is part of the Registration Statement, and to the description of such opinion and the references to our name contained in prospectus/offer under the headings “The Transactions — Background of the Transactions,” “The Transactions — AppliedMicro’s Reasons for the Transactions; Recommendation of AppliedMicro’s Board of Directors — Considered Factors — Opinions of AppliedMicro’s Financial Advisors,” and “The Transactions — Opinions of AppliedMicro’s Financial Advisors — Opinion of Morgan Stanley & Co. LLC,” and “The Transactions — Certain Financial Forecasts of AppliedMicro.” It is understood that this consent is only with respect to the initial filing of the Registration Statement on December 21, 2016. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Wally Cheng
Name:	Wally Cheng
Title:	Managing Director